Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 31, 2020 (except for the sixth paragraph of Note 1, as to which the date is October 5, 2020), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-248925) and related Prospectus of Kronos Bio, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
San Jose, California
October 5, 2020